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
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                                                           Exhibit 12.1

                                                        Kohl's Corporation
                                                Ratio of Earnings to Fixed Charges
                                                              ($000s)

                                         13 Weeks Ended
                                       ------------------                         Fiscal Year (1)
                                        May 2,     May 3,    ---------------------------------------------------------
                                        1998       1997        1997        1996        1995        1994         1993
                                       -------    -------    --------    --------    --------    --------     --------
Earnings
--------
 Income before income taxes and
   extraordinary items                 $44,231    $25,471    $235,063    $171,368    $122,729    $117,451      $96,691

 Fixed charges                          15,103     13,439      57,683      44,054      30,770      19,758       16,144

 Less interest capitalized
   during period                          (445)      (643)     (2,043)     (2,829)     (1,287)       (603)        (376)
                                       -------    -------    --------    --------    --------    --------     --------
                                       $58,889    $38,267    $290,703    $212,593    $152,212    $136,606     $112,459
                                       =======    =======    ========    ========    ========    ========     ========

Fixed Charges
-------------
 Interest (expensed or capitalized)    $ 6,059    $ 6,647    $ 26,541     $21,822     $14,895    $  7,911       $6,253

 Portion of rent expense
   representative of interest            8,994      6,729      30,798      22,031      15,798      11,777        9,113

 Amortization of deferred
   financing fees                           50         63         344         201          77          70          778
                                       -------    -------    --------    --------    --------    --------     --------
                                       $15,103    $13,439     $57,683     $44,054     $30,770     $19,758      $16,144
                                       =======    =======    ========    ========    ========    ========     ========


Ratio of earnings to fixed charges      3.90       2.85        5.04        4.83        4.95 (2)    6.91         6.97
                                       =======    =======    ========    ========    ========    ========     ========
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(1) Fiscal 1997, 1996, 1994 and 1993 are 52 week years and fiscal 1995 is a 53 week year.

(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.